Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. TO ACQUIRE ONE OF GERMANY’S LARGEST SAWMILLS AND A BIO-MASS POWER PLANT

NEW YORK, NY, February 21, 2017 - Mercer International Inc. (Nasdaq: MERC, TSX: MERC.U) today announced that it has entered into an agreement to acquire substantially all of the assets of one of Germany’s largest sawmills and a bio-mass power plant, near Friesau, Germany (the “Friesau Facility”) for approximately $55.1 million plus defined working capital of approximately $9.0 million.

Friesau Facility Highlights

The Friesau Facility:

•	has an annual production capacity of approximately 550 million board feet (mmfbm) on a continuously operating basis and 465 million mmfbm on a customary three-shift operating basis;

•

includes a modern bio-mass fueled cogeneration power plant, built in 2009, with an annual production capacity of approximately 13MW of electricity and 49.5MW of thermal energy. The plant sells electricity pursuant to a long-term fixed price green power tariff that runs to 2029;

•	includes two log de-barking and sorting lines, two Linck primary breakdown lines, lumber kilns capable of matching sawmill production, and a two-line planer mill;

•	has an experienced workforce of approximately 300 employees; and

•	is located approximately 16 kilometers west of our Rosenthal mill and has historically been one of its largest fiber suppliers.

Selected Historical Financial Information

Based upon its historical unaudited financial information, over its last three fiscal years, we believe the Friesau Facility had average annual:

•	revenues of approximately $180 million;

•	lumber production of approximately 320 mmfbm;

•	energy sales of approximately $10 million; and

•	EBITDA of approximately $13 million, comprised of approximately $9 million from lumber operations and approximately $4 million from energy sales. See “Non-GAAP Financial Measures” below.

Potential Operating Synergies

We believe the acquisition of the Friesau Facility presents the following potential operating synergies and opportunities:

•

operating synergies in the range of $4 to $7 million per year, primarily relating to the sharing of wood and bio-mass fuel resources and the optimization of staffing and services with our Rosenthal mill. We currently expect to achieve about one-third of such synergies within 12 months of closing and the balance over the following 6 months;

•	the opportunity to materially increase lumber production particularly at the start of 2018; and

•	the opportunity to reduce costs and improve sales realizations at the Friesau Facility through targeted capital upgrades.

Recent Production and Ramp-Up

Over the last two years, the Friesau Facility has been operated by its owner on a restricted basis at a level below 50% of capacity. While we intend to ramp-up production upon closing, in the mill’s fibre region, major sawlog contracts are generally awarded on a yearly basis. As a result, we expect such production ramp-up to be materially increased commencing at the start of 2018. After such ramp-up, we currently expect to operate the Friesau Facility to produce between 300 and 330 mmfbm of lumber per annum. During the initial integration period of the Friesau Facility, which we estimate will take about 4 to 6 months, we do not expect the acquisition to contribute to our earnings.

The transaction is subject to customary closing conditions, including receipt of requisite regulatory approvals, and is expected to complete around the beginning of the second quarter of 2017.

Mr. David M. Gandossi, Chief Executive Officer, stated: “We are pleased to enter the European lumber sector, with the acquisition of one of Germany’s largest sawmills. The proposed acquisition also expands our existing presence in the bio-mass based electricity market and is in line with our long-term growth objectives.”

Mr. Gandossi continued: “This acquisition leverages our core competencies of wood procurement, production optimization and green energy production. We believe it presents a natural fit with our existing procurement activities and our expertise in bio-mass based electricity production.”

Mr. Gandossi concluded: “We look forward to welcoming the Friesau Facility’s employees to our team and working with them as we integrate its operations.”

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

Non-GAAP Financial Measures

This press release contains references to EBITDA, which is a non-GAAP metric. EBITDA is defined as operating income plus depreciation and amortization. We believe certain investors and financial analysts use EBITDA to evaluate financial performance. EBITDA is also included to help facilitate comparisons of the historic operating performance of the assets to be acquired with other companies in our industry. EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to operating income or any other measure of financial performance presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect operating income. The following table sets forth a reconciliation of the Friesau mill’s average approximate operating income to EBITDA for the three fiscal years ending December 31, 2016 (in millions):

Annual Average for the three years ended December 31, 2016
Operating Income	$9
Add: Depreciation and amortization	$4

EBITDA	$13

The preceding includes forward looking statements, including statements regarding the expected completion of the acquisition of the Friesau Facility, expectations regarding the impact of the acquisition on our earnings, our ability to integrate the Friesau Facility and its operations with our existing business and realize upon potential synergies and capital upgrade opportunities. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Actual results and outcomes may differ materially from what is expressed or forecasted in these forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. Among those factors which could cause actual results to differ materially are the following: uncertainties as to the timing of completion of the transaction, our ability to obtain required consents and approvals in connection with the transaction, we may not realize all or any of the expected synergies, the Friesau Facility may not be integrated successfully with our business or such integration may be more difficult, time-consuming or costly than expected, capital upgrades may not receive expected results, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099